Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2009

THIRD QUARTER RESULTS

ATLANTA, Georgia (May 12, 2009) – SunLink Health Systems, Inc. (NYSE Amex LLC :SSY) today announced earnings from continuing operations for its third fiscal quarter ended March 31, 2009 of $1,563,000, or $0.20 per fully diluted share, compared to earnings from continuing operations of $936,000, or $0.12 per fully diluted share, for the quarter ended March 31, 2008. For the nine months ended March 31, 2009, SunLink reported earnings from continuing operations of $1,441,000, or $0.18 per fully diluted share, compared to earnings of $1,430,000, or $0.18 per fully diluted share, for the comparable period last year.

SunLink reported net earnings of $1,531,000, or $0.19 per fully diluted share, for the quarter ended March 31, 2009, compared to net earnings of $829,000, or $0.11 per fully diluted share, for the comparable quarter a year ago. SunLink reported net earnings of $1,245,000, or $0.16 per fully diluted share, for the nine months ended March 31, 2009 compared to net earnings of $1,189,000, or $0.15 per share, for the comparable period a year ago.

Consolidated net revenues from continuing operations for the quarter ended March 31, 2009 increased by 36.6% to $53,827,000 compared to $39,407,000 in the comparable period a year ago. SunLink’s Specialty Pharmacy segment, which began business when it acquired Carmichael’s Cashway Pharmacy, Inc. on April 22, 2008, added $14,053,000 of net revenue for the quarter ended March 31, 2009. The Healthcare Facilities segment net revenues in the current quarter of $39,774,000 compared to $39,407,000 for the comparable quarter a year ago. The third quarter’s results included $1,561,000 from state indigent care programs and positive prior year third-party payor settlements compared to $1,748,000 in the quarter ended March 31, 2008. Consolidated net revenues from continuing operations for the nine months ended March 31, 2009 increased by 31.5% to $150,694,000 compared to $114,612,000 in the comparable period a year ago. The Specialty Pharmacy segment had $37,423,000 of net revenue for the nine months ended March 31, 2009. The Healthcare Facilities segment net revenues in the nine months ended March 31, 2009 of $113,271,000 compared to $114,612,000 for the comparable period a year ago.

The company’s operating profit from continuing operations for the quarter ended March 31, 2009 was $3,352,000, or 6.2% of net revenues, compared to an operating profit for the quarter ended March 31, 2008 of $2,171,000, or 5.5% of net revenues. Operating profit as a percentage of net revenues increased in the current year due to the operating profit added by the Specialty Pharmacy segment. Operating profit from continuing operations for the nine months ended March 31, 2009 was $5,308,000, or 3.5% of net revenues, compared to $3,726,000, or

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3.3% of net revenues, for the nine-month period ended March 31, 2008. Adjusted EBITDA (a non-GAAP measure of the liquidity of the company) at SunLink’s Healthcare Facilities segment in the third fiscal quarter increased to $5,470,000 from $4,695,000 in the comparable quarter a year ago. Adjusted EBITDA for SunLink’s Specialty Pharmacy segment was $1,387,000.

Robert M. Thornton, Jr., SunLink’s chief executive officer, said “We are pleased with the contributions of our Specialty Pharmacy segment which have validated our objective of diversifying our healthcare portfolio. We believe there are opportunities to expand our Specialty Pharmacy business and we intend to continue to evaluate and pursue the acquisition of attractive, complementary Specialty Pharmacy businesses for our portfolio.

“The third quarter’s Healthcare Facilities’ results show improvement in operating profit compared to last year’s third quarter and on a sequential basis despite continued weak hospital volume. We have maintained a strong focus on costs and cash flow during this period of slower hospital volume. Capital expenditures for the nine months were $1,163,000 and were used primarily for Healthcare Facilities improvements and company-wide information technology upgrades. Our overall capital expenditures for fiscal year 2009 are expected to be less than $2,000,000. This capital expenditure level is substantially lower than in fiscal 2008 and 2007, when we allocated more capital for significant upgrades to our healthcare facilities. Our lower capital expenditure level this year and the expected resulting cash flow should allow us more flexibility for debt repayment and, subject to available financing, potential acquisitions.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will host a conference call on May 12, 2009 at 11:00 a.m. (EDT) to discuss its quarterly results. To participate in the conference call, please dial 1-866-281-6628. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1359278 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of the company, and it is presented to assist analysts and investors in analyzing the ability of the company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by (used in) operations for the quarters ended March 31, 2009 and 2008, respectively, is shown below. Healthcare Facilities Adjusted EBITDA and Specialty Pharmacy Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months ended March 31,
	2009	2008
Healthcare Facilities Adjusted EBITDA	$5,470,000	$4,695,000
Specialty Pharmacy Adjusted EBITDA	1,387,000	—
Corporate overhead costs	(1,339,000)	(1,185,000)
Taxes and interest expense	(1,755,000)	(1,166,000)
Other non-cash expenses and net changes in operating assets and liabilities	(2,703,000)	(2,608,000)

Net cash provided by (used in) operations	$1,060,000	$(264,000)

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2009 THIRD QUARTER RESULTS

Amounts in 000's, except per share and volume amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,				Nine Months Ended
	2009		2008		2009		2008
		% of Net		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Net Revenues	$53,827	100.0%	$39,407	100.0%	$150,694	100.0%	$114,612	100.0%
Costs and Expenses:
Cost of goods sold	10,004	18.6%	—	0.0%	25,299	16.8%	—	0.0%
Salaries, wages and benefits	20,091	37.3%	18,943	48.1%	59,692	39.6%	54,357	47.4%
Provision for bad debts	5,721	10.6%	5,026	12.8%	16,843	11.2%	16,871	14.7%
Supplies	3,790	7.0%	3,818	9.7%	10,903	7.2%	11,343	9.9%
Purchased services	2,792	5.2%	2,462	6.2%	8,714	5.8%	7,485	6.5%
Other operating expenses	5,070	9.4%	4,852	12.3%	15,964	10.6%	14,708	12.8%
Rents and leases	841	1.6%	796	2.0%	2,401	1.6%	2,281	2.0%
Impairment of construction in process	433	0.8%	—	0.0%	433	0.3%	—	0.0%
Depreciation and amortization	1,733	3.2%	1,339	3.4%	5,137	3.4%	3,841	3.4%

Operating Profit	3,352	6.2%	2,171	5.5%	5,308	3.5%	3,726	3.3%
Gain on sales of assets	—	0.0%	—	0.0%	180	0.1%	—	0.0%
Interest Expense	(292)	-0.5%	(418)	-1.1%	(2,818)	-1.9%	(1,264)	-1.1%
Interest Income	22	0.0%	14	0.0%	39	0.0%	47	0.0%

Earnings from Continuing Operations before Income Taxes	3,082	5.7%	1,767	4.5%	2,709	1.8%	2,509	2.2%
Income Tax Expense	1,519	2.8%	831	2.1%	1,268	0.8%	1,079	0.9%

Earnings from Continuing Operations	1,563	2.9%	936	2.4%	1,441	1.0%	1,430	1.2%
Loss from Discontinued Operations,
net of income taxes	(32)	-0.1%	(107)	-0.3%	(196)	-0.1%	(241)	-0.2%

Net Earnings	$1,531	2.8%	$829	2.1%	$1,245	0.8%	$1,189	1.0%

Earnings Per Share from Continuing Operations:
Basic	$0.20		$0.12		$0.18		$0.19

Diluted	$0.20		$0.12		$0.18		$0.18

Loss Per Share from Discontinued Operations:
Basic	$(0.00)		$(0.01)		$(0.02)		$(0.03)

Diluted	$(0.00)		$(0.01)		$(0.02)		$(0.03)

Net Earnings Per Share:
Basic	$0.19		$0.11		$0.16		$0.16

Diluted	$0.19		$0.11		$0.16		$0.15

Weighted Average Common Shares Outstanding:
Basic	7,999		7,544		7,975		7,524

Diluted	7,999		7,796		8,027		7,792

HEALTHCARE FACILITIES VOLUME STATISTICS
Admissions	2,269		2,505		6,445		6,819
Equivalent Admissions	6,245		6,490		18,548		19,272
Surgeries	953		1,114		2,817		3,390
Net revenue per equivalent admissions	$6,369		$6,072		$6,107		$5,947

SUMMARY BALANCE SHEETS	March 31,	June 30,
	2009	2008
ASSETS
Cash and Cash Equivalents	$1,753	$1,716
Accounts Receivable - net	24,459	20,052
Other Current Assets	12,989	13,404
Property Plant and Equipment, net	47,130	51,220
Long-term Assets	24,780	25,232

	$111,111	$111,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$28,254	$27,069
Long-term Debt and Other Noncurrent Liabilities	40,692	44,311
Shareholders’ Equity	42,165	40,244

	$111,111	$111,624